Exhibit 5.1

December 19, 2007

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Re:    PAETEC Holding Corp. Registration Statement on Form S-4

Gentlemen:

We are acting as counsel to PAETEC Holding Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the issuance of up to 43,700,000 shares (collectively, the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2007, as amended, by and among the Company, McLeodUSA Incorporated, a Delaware corporation (“McLeodUSA”), and PS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (as amended from time to time, the “Merger Agreement”). The Merger Agreement provides that at the Effective Time (as such term is defined in the Merger Agreement) of the Merger (as such term is defined in the Merger Agreement, the “Merger”), each share of the common stock, par value $0.01 per share, of McLeodUSA issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 1.30 shares of the Company Common Stock. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) consummation of the Merger in accordance with the Merger Agreement, (iii) issuance of the Shares pursuant to the terms of the Merger Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the Merger Agreement and resolutions of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

Board of Directors

PAETEC Holding Corp.

December 19, 2007

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP

Schedule 1

1. An executed copy of the Merger Agreement.

2. An executed copy of the Registration Statement.

3. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5. Resolutions of the Board of Directors of the Company adopted at a meeting held on September 16, 2007 and by written consent on December 14, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the approval of the Merger Agreement and the issuance and sale of the Shares pursuant to the Merger Agreement.